                                                                    EXHIBIT 99.1


       The Med-Design Corporation Reports Third Quarter Financial Results COMPANY TO HOLD CONFERENCE CALL AT 4:00 P.M. EST MONDAY, NOVEMBER 8


VENTURA, CA (NOVEMBER 8, 2004) - The Med-Design Corporation (NASDAQ: MEDC), a leader in the design and development of safety needle products for medical use, announced today financial results for the third quarter of 2004.

Results for the Three Months Ended September 30, 2004:

The net loss for the third quarter was $1,740,334, or $0.10 per share (basic and diluted), compared to a net loss of $1,472,680, or $0.10 per share for the corresponding period in 2003. Revenue for the quarter was $489,474, as compared to revenue of $140,135 for the corresponding period in 2003. Revenue for the quarter reflects $349,491 in sales of the Safe-Step(R) Low Profile Safety Huber Needle and $139,623 in royalties from Med-Design's licensed technology. All revenues for the corresponding quarter in 2003 resulted from sales of the 1Shot(TM) Safety Dental Syringe launched in June 2003 and royalties from Med-Design's licensed technology.

Contributing to the net loss for the third quarter is a loss on the sale of securities of approximately $340,000. The Company sold these fixed income securities which yielded lower rates of interest to avoid further deterioration of its portfolio and to invest in securities paying higher rates of interest. The overall appreciation of the securities sold over the period in which the Company held the securities, including the loss recorded this quarter, is approximately 5%.

Product costs for the third quarter, which consist of direct and indirect costs related to our contract manufactured products, primarily related to the Safe-Step(R) Low Profile Safety Huber Needle, including the amortization of approximately $125,000 related tO the investment in acquired licensed rights associated with the acquisition of the Safety Huber Needle business and a $90,000 write down of inventory which became obsolete due to design change, were approximately $496,000 as compared to product costs of approximately $58,000 for the corresponding period in 2003.

General and administrative expenses for the third quarter were $1,241,451, a decrease of $130,884 as compared to general and administrative expenses of $1,372,335 for the corresponding period in 2003. The decrease in general and administrative expenses was primarily due to a reduction in compensation expense and stock based compensation.

Research and development expenses for the third quarter were $273,906, a decrease of $146,388 as compared to research and development expenses of $420,294 for the corresponding period in 2003. The decrease in research and development expenses was due primarily to a reduction in expenditures for employee compensation.

Results for the Nine Months Ended September 30, 2004:

The net loss for the nine months ended September 30, 2004 was $4,620,434, or $0.28 per share (basic and diluted) compared to net loss of $4,819,385, or $0.36 per share (basic and diluted) for the corresponding period in 2003. Revenue for the nine months ended September 30, 2004 was $948,315, an increase of $726,944 as compared to revenue of $221,371 for the corresponding period in 2003. Revenue for the nine months ended September 30, 2004 reflected $598,151 in sales of the Safe-Step(R) Low Profile Safety Huber Needle, $18,944 in sales of the 1Shot(TM) Safety Dental Syringe and $331,220 in royalties from Med-Design's licensed technology.

General and administrative expenses were $3,897,507 for the nine months ended September 30, 2004, a decrease of $439,054 as compared to general and administrative expenses of $4,336,561 for the corresponding period in 2003. The decrease in general and administrative expenses was primarily due to a reduction of expenditures for employee compensation resulting from a reduction in work force and stock based compensation.

Research and development expenses for the nine months ended September 30, 2004 were $934,164, a decrease of $250,916 as compared to research and development expenses of $1,185,080 in 2003. The decrease in research and development expenses was due primarily to a reduction of expenditures for employee compensation resulting from a reduction in work force.

Total cash, cash equivalents and available for sale securities as of September 30, 2004 were $15,492,170 compared to $25,029,749 at December 31, 2003, a decrease of $9,537,579. The decrease is due primarily to the purchase of assets related to the Safe-Step(R) Low Profile Safety Huber Needle on April 1, 2004 for $5.6 million in cash and approximately $310,000 in related expenses and the net loss for the period ended September 30, 2004.

David Dowsett, Acting Chief Executive Officer, commented, "A key to our performance over the next several months will be sales of the Safe-Step(R) Low Profile Safety Huber Needle. We are encouraged by the increased sales in the most recent quarter and are hopeful that this trend will continue. In addition, we are currently engaged in discussions regarding other products in our portfolio and acquisitions which, if successful, will result in additional sources of revenue for Med-Design."

CONFERENCE CALL INFORMATION

Med-Design will host a conference call to discuss third quarter 2004 financial results at 4:00 p.m. EST (1:00 p.m. PST) on Monday, November 8.

Toll-free telephone lines have been set up to listen to the presentation and participate in a question and answer session.

      o  Call-in number: 1-800-435-1398
      o  Passcode: 892-541-49

Those unable to participate during the live call may listen to a replay on the Web site www.med-design.com or call 888-286-8010, passcode 264-654-18 from 6:00 p.m. November 8, 2004 until 5:30 p.m. November 22, 2004. To access the replay on the Web, click on Investor Relations, then conference call.
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Forward Looking Statements

This release contains forward looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for Med-Design's products or for safety products generally, competition, delays in introduction of Med-Design's licensed products due to manufacturing difficulties or other factors, requirements under Med-Design's contract arrangements, commitments under contractual arrangements Med-Design may enter into, a determination by companies that have entered into confidentiality agreements with Med-Design that they do not wish to pursue negotiations for agreements with regard to safety pre-filled devices and other factors discussed in Med-Design's filings with the Securities and Exchange Commission.

For more information on Med-Design Corporation you may access the Med-Design Corporation Web site at www.med-design.com.

                   THE MED-DESIGN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                           September 30,         December 31,
                                                                                               2004                  2003
                                                                                            (Unaudited)
                                                                                         ------------------    -----------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                                 $10,845,842           $5,198,837
     Available-for-sale securities                                                               4,646,328           19,830,912
     Trade receivable                                                                              328,601              655,056
     Inventory                                                                                     182,897               39,243
     Prepaid expenses and other current assets                                                     385,764              265,761
                                                                                         ------------------    -----------------

          Total current assets                                                                  16,389,432           25,989,809

     Property, plant, and equipment, net of accumulated depreciation of $1,545,488 and
         $1,366,305 at September 30, 2004 (unaudited) and December 31, 2003, respectively          689,912              782,872
     Patents, net of accumulated amortization of $994,412 and $843,133 at
         September 30, 2004 (unaudited) and December 31, 2003, respectively                      1,825,964            1,773,748
     Acquired license rights, net of accumulated amortization of $198,416 at
         September 30, 2004 (unaudited)                                                          6,250,087                   --
     Goodwill                                                                                      232,053                   --
                                                                                         ------------------    -----------------

     Total assets                                                                              $25,387,448          $28,546,429
                                                                                         ==================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of capital lease obligations                                              $250,000               $1,506
     Accounts payable                                                                              272,088              451,110
     Accrued compensation and benefits                                                             111,069              162,740
     Accrued professional fees                                                                     163,940              138,950
     Other accrued expenses                                                                         90,032               27,466
                                                                                         ------------------    -----------------

          Total current liabilities                                                                887,129              781,772

     Long-term payable, less current maturities                                                    447,832                   --
                                                                                         ------------------    -----------------

          Total liabilities                                                                      1,334,961              781,772
                                                                                         ------------------    -----------------

Commitments and Contingencies

STOCKHOLDERS' EQUITY
     Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares outstanding                --                   --
     Common stock, $.01 par value, 30,000,000 shares authorized; 16,749,486 shares 16,572,390 shares issued and outstanding as of September 30,
         2004 (unaudited)  and December 31, 2003, respectively                                     167,495              165,724
     Additional paid-in capital                                                                 71,851,317           71,033,777
     Accumulated deficit                                                                       (47,900,165)         (43,279,731)
     Accumulated other comprehensive (loss) income                                                 (66,160)            (155,113)
                                                                                         ------------------    -----------------

Total stockholders' equity                                                                      24,052,487           27,764,657
                                                                                         ------------------    -----------------

Total liabilities and stockholders' equity                                                     $25,387,448     $     28,546,429
                                                                                         ==================    =================

                   THE MED-DESIGN CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                              Three Months Ended                       Nine Months Ended
                                                                 September 30,                           September 30,
                                                     --------------------------------------   -------------------------------------
                                                           2004                 2003               2004                 2003
                                                     -----------------    -----------------   ----------------    -----------------
Revenue                                                      $489,474             $140,135           $948,315            $ 221,371
                                                     -----------------    -----------------   ----------------    -----------------

Cost and expenses:
   Product                                                   $495,689             $ 58,041           $815,210             $ 81,796
   General and administrative                               1,254,197            1,372,335          3,897,507            4,336,561
   Research and development                                   273,906              420,294            934,164            1,185,080
                                                     -----------------    -----------------   ----------------    -----------------
  Total operating expenses                                  2,023,792            1,850,670          5,646,881            5,603,437

  Loss from operations                                     (1,534,318)          (1,710,535)        (4,698,566)          (5,382,066)
  Interest expense                                             (8,020)                (159)           (17,073)                (366)
  Investment income (loss)                                   (197,996)             238,014             95,205              563,047
                                                     -----------------    -----------------   ----------------    -----------------
Net loss                                                  ($1,740,334)         ($1,472,680)       ($4,620,434)         ($4,819,385)
                                                     =================    =================   ================    =================



Basic and diluted loss per common share:

  Net loss                                                     ($0.10)              ($0.10)            ($0.28)              ($0.36)

  Basic and diluted weighted average
     common shares outstanding                             16,749,486           15,191,002         16,700,661           13,511,005
